Exhibit 10.22

STRICTLY CONFIDENTIAL

January 3, 1997



Mr. Devendra Mishra
Advisor for Strategic Analysis
Denver West Suites
1746 Cole Blvd.
Suite 225
Golden, CO  80401-3210

Dear Devendra:

This will confirm the understanding reached regarding your separation from Multifoods.

1.     Your termination date will be April 30, 1997.

2. A severance amount equal to one year's base salary ($275,000), as agreed to in our employment offer letter of July 29, 1994, which amount, in semi-monthly installments, less all applicable withholding taxes, began on November 1, 1996. By April 30, 1997, you will have received $137,500. We will pay you the balance of $137,500 in a lump sum payment on April 30, 1997, less all applicable withholding taxes.

3. You will continue as an at will employee from November 1, 1996 to April 30, 1997 and will, during this period, be covered by the benefit programs in which you are currently enrolled unless you are re-employed prior to April 30, 1997.

     You are entitled to benefit coverage under COBRA for a period of eighteen (18) months following your termination date of April 30, 1997. COBRA includes medical, dental, vision and EAP benefit programs. It excludes life insurance and long-term disability. Multifoods will pay the COBRA insurance premiums for a period of six (6) months (May-October), or until you are re-employed, whichever is earlier. You will, however, continue the same payment rate for these benefit coverages as you presently are paying. This will be $89 per month. You may then elect to continue coverage at your full cost for the remaining twelve
(12) months. The full cost premiums today are approximately $412 per month.

4. No further vacation pay will accrue for the period after November 1, 1996. You will be entitled to any unused earned vacation prior to November 1, 1996.

5. Below are the expiration dates of your outstanding options to purchase shares of Common Stock of International Multifoods Corporation. The expiration dates were determined based on the date of your termination of employment (4/30/97) and in accordance with the terms of the respective stock option plan and stock option agreement relating to the options.

     Date         Number       Exercise          Expiration
     of Grant     of Shares     Price     Plan     Date

     09-15-94    10,000        $16.625      1989     07-30-97
     03-17-95     7,500        $18.6875     1986     04-30-97
     03-15-96     5,000        $19.3125     1986     04-30-97

The 170 shares of restricted Common Stock of International Multifoods Corporation which were granted to you on March 15, 1996 will be forfeited since the vesting requirements will not have been met by April 30, 1997.

The Compensation Committee of the Board of Directors has waived the vesting requirements with respect to the 13,260 shares of restricted Common Stock which were granted to you on September 15, 1995 such that the shares vest on April 30, 1997 (provided that the rescission period with respect to your release of claims has expired and you have not rescinded or revoked such release).

The Compensation Committee at its meeting on December 19 waived the vesting requirements with respect to the 6,000 shares of restricted Common Stock which were granted to you on September 15, 1994. Please be advised that in order to satisfy the tax withholding obligations that will arise upon the vesting of the shares of restricted Common Stock, you may elect to have shares withheld from the shares otherwise to be delivered to you to cover such taxes. Pursuant to the terms of your Restricted Stock Award Agreements, any such election must be made by you prior to April 30, 1997. In the alternative, you will be required to pay the tax withholding amount in cash prior to the delivery to you of the vested shares.

6. The Company will provide you with executive outplacement assistance up to $10,000. The two primary organizations which Multifoods uses in the Denver area are Drake Beam Morin and Wright Associates. These funds are sufficient to cover a full six-month program, including office space.

If you choose an alternate program outside the Denver area, you will need to submit statements for approval which support the program and costs. Travel and travel-related expenses outside the Denver area will not be paid by the Company.

7. The lease terms for the office space at 1746 Cole Boulevard, Golden, Colorado, will end on January 31, 1997, and will not be renewed.

In consideration for the above separation program, you will be required to sign the Form of Release Agreement attached. The release must be signed and returned to the Company by April 15, 1997. As you know, once signed you have a 15-day period to rescind the agreement. You will receive the semi-monthly severance payments through April 30, 1997; however, further separation payments due you under this agreement will be paid only following the rescission period.

You will be asked to return any Company property in your possession by April 30, 1997.

Sincerely,


/s/ Robert F. Maddocks

Robert F. Maddocks
Executive Vice President

RFM:rg